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                                                                    Exhibit 99.1

                               [FOREST OIL LOGO]


NEWS                                                     FOR FURTHER INFORMATION

FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE

          FOREST OIL CORPORATION COMPLETES TESTING OF A-K2 WELL ON ITS
                             SOUTH AFRICA PROPERTY

DENVER, COLORADO - NOVEMBER 17, 2000 - Forest Oil Corporation (NYSE:FST) (Forest) announced that it had completed testing on the A-K2 exploratory well on its Block 2 concession in the Orange River Basin off of the west coast of the Republic of South Africa. This well was the first of four planned exploratory wells on this concession. The A-K2 exploratory well spudded October 5th and was drilled to a total depth of 3,430 meters. Casing was set to total depth and the well was being tested in two zones. The first zone tested at over 30 mmcf/d of natural gas and associated condensate through a 3/4" choke with 2,200 psi tubing pressure on a 12 hour test. The test of the second zone did not result in the production of any material amount of hydrocarbons. The rig has been released from location and is moving approximately seven kilometers to drill the second location.

The results of the drilling done to date have not confirmed the existence of commercial quantities of hydrocarbons and have not delineated the total size of the prospect. Additionally, Forest is conducting a market study to determine the commerciality of this project. After the completion of the current drilling program and the conclusion of the market study, Forest will assess the commerciality of the concession.

                                   * * * * * *

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in the Company's 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas Oklahoma and Wyoming and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

November 17, 2000                      ###